Exhibit 10.16

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of [S-1 Effective Date], 2014 (the “Effective Date”), is made by and between Moelis & Company, a Delaware corporation (together with any successor thereto, “Moelis & Company”), Moelis and Company Group LP (together with any successor thereto, “Group LP”) (Moelis & Company and Group LP together, the “Company”) and Jeffrey Raich (the “Executive”).  This Agreement supersedes the previous Employment Agreement with Moelis & Company Holdings LLC dated as of July 16, 2007.

1.              Employment.

(a)         General.  On the Effective Date, the Company will employ the Executive, and the Executive accepts employment with the Company on the Effective Date and on the terms and conditions herein provided. The Executive will have his primary office in Los Angeles, California.

(b)         At-Will Employment.  The Executive’s employment with the Company will be “at-will” employment and the Executive may terminate his employment at any time with or without cause.  The Company may terminate the employment of the Executive only for “Cause” (as defined in 3(c) below); provided that such termination shall be effective no later than 30 days after it gives any notice.  Neither the Executive’s job performance nor promotions, commendations, bonuses or any other positive treatment by the Company give rise to or in any way serve as the basis for modification or amendment of the at-will nature of the employment.  The period of the Executive’s employment with the Company under this Agreement is the “Employment Period.”

(c)          Position and Duties.  The Executive shall serve as a Co-Founder and Managing Director of the Company with such customary responsibilities, duties and authority as the Chief Executive Officer may from time to time assign to the Executive. Except as the Company otherwise approves in writing, the Executive shall devote his full business time and efforts to the business and affairs of the Company (which may include service to the Company’s affiliates) and, during the Employment Period, shall not undertake any additional activities without the advance approval of the Company; provided it is understood that (i) the Executive may manage the Executive’s personal investments, (ii) the Executive may continue to serve as a member of any board of directors or in any similar position of any charitable organization subject to the prior approval of the Company (which shall not be unreasonably withheld); provided in each case, and in the aggregate, that such activities do not conflict or materially interfere with the performance of Executive’s duties hereunder or conflict with Section 3 of this Agreement.  The Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time.

(d)         Tax Status; Withholding. The parties acknowledge and agree that all of the compensation and benefits provided to the Executive hereunder will be in respect of services performed by the Executive for Group LP.  For tax purposes the Executive is treated as a partner of Group LP and therefore is self-employed for federal, state and, if applicable, local tax purposes.  Accordingly, the Executive is responsible for all self-employment and income taxes, and the Company will not withhold any taxes from any payments under this Agreement for so long as the Executive is a limited partner of Group LP or a member of its affiliate Moelis & Company Partner Holdings LLC, unless the Company becomes required to withhold for taxes.  The Company shall be entitled to rely on advice of counsel if any questions as to the amount or requirement of withholding shall arise.  The Company will provide the Executive with written notice of any decision to withhold under this Section 1(d).  In the event the Company’s failure to withhold causes the Executive to pay interest or penalties or to incur out-of-pocket costs and expenses in connection with filing or amending a tax return, the Company will reimburse the Executive for such interest, penalties and/or out-of-pocket costs and expenses to the extent the Company has agreed to reimburse any other executive of the Company who is also a limited partner of Group LP or a member of its affiliate Moelis & Company Partner Holdings LLC for such similar interest, penalties and/or out-of-pocket costs and expenses.

2.              Compensation and Related Matters.

(a)         Base Salary.  During the Employment Period, the Company will pay the Executive base compensation (“Base Salary”) equal to $400,000 annually, paid in semi-monthly installments in accordance with the customary payroll practices of the Company, subject to adjustment, if and as determined by the Board provided that the Base Salary may be increased, but not decreased, without the Executive’s consent.

(b)         Annual Incentive Compensation.  During the Employment Period, the Executive will be eligible for an annual discretionary performance bonus, subject to a review by the Compensation Committee and subject to the satisfaction of the CEO with the performance of the Executive.  The Company will pay any such annual discretionary performance bonus at the same time or times and subject to the same conditions (such as repayment upon the Executive’s resignation prior to specified dates) as payments to other Managing Directors in the United States and any additional conditions imposed pursuant to Section 2(c) below.

(c)          Deferred Compensation.  The Executive will be subject to any deferred compensation plan for its executive officers adopted by the Board from time to time.

(d)         Benefits.  To the extent permitted under the terms thereof, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time, including the Company’s medical and dental insurance plans and 401(k) plan that apply to similarly situated executive employees of the Company.

(e)          Expenses.  The Company shall reimburse the Executive for all reasonable travel and other business expenses properly incurred in the performance of the Executive’s duties to the Company and in accordance with the Company’s expense reimbursement policies.

(f)           Vacation.  The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to executives of the Company.  The Executive will take vacation at his and the Company’s reasonable and mutual convenience.

(g)          Committee and Board Seat.  During the Executive’s employment, he shall have the right to be a member of the Company’s most senior decision and policy making committee (for avoidance of doubt that excludes the Board of Directors of Moelis & Company and is currently, the Group LP Management Committee).  The Executive has been nominated by the Company to serve on the Board of Directors of Moelis & Company at least until the 2015 annual meeting for the election of Directors.

3.              Termination.

(a)         Notice of Termination by Executive.  It is reasonable and necessary to provide a smooth transition if the Executive chooses to leave the Company.  Consequently, the Executive agrees to provide the Company with 90 days prior written notice of his intent to terminate his employment (the “Notice Period”); provided that such Notice Period will not apply if the Executive terminates his employment for Good Reason (as defined in Section 3(d) below).  The Company may elect to place the Executive on paid leave for all or any part of such Notice Period.

(b)         Effect of Notice of Termination. If on or prior to the date any incentive compensation is paid or any equity interests vests, the Executive gives notice of his intent to terminate his employment (or engagement as a consultant or otherwise) in the business of the Company and/or its affiliates (other than for Good Reason), the Executive shall not be entitled to receive any such incentive compensation and shall forfeit any such unvested equity interests.  If on or prior to the date any incentive compensation is paid, the Company terminates the Executive’s employment (or engagement), the Executive shall not be entitled to receive any such incentive compensation.

(c)          Termination for Cause by the Company.  The Company may terminate the Executive for Cause in accordance with this Section.  The following provisions have been copied from the Executive’s Vesting Agreement dated July 16, 2007 related to the Executive’s equity interests in Group LP adjusted for the initial public offering of the Company.

“Cause” shall mean and include the termination of the Executive from the business of the Company and/or its Affiliates occurring in connection with: (i) (a) any act or omission that constitutes gross negligence in respect of the Company, (b) a material breach of the Limited Partnership Agreement of Moelis & Company Partner Holdings LP (the “Partner Holdings Agreement”) or the Limited Partnership Agreement of Moelis & Company Group LP (the “Group LP Agreement) resulting in a material injury to the Company or any other party to the Partner Holdings Agreement and/or the Group LP Agreement, (c) a breach of trust, or (d) a material and repeated failure by the Executive to exercise a reasonable level of skill, effort and efficiency in performing his duties or responsibilities to the Company or any Affiliates thereof (other than due to Disability); (ii) gross misconduct by the Executive which injures the general reputation of the Company or any Affiliates, or interferes with the contracts or operations of the Company or any Affiliates; (iii) the conviction of the Executive of a felony, or any crime involving moral turpitude, or any plea of “no contest” or “nolo contendere” in connection therewith; (iv) the charge or indictment of a felony, the defense of which renders the Executive substantially unable to perform adequately his duties for at least six months; (v) fraud or material misrepresentation by the Executive in the course of performing his duties or responsibilities to, or otherwise in connection with, the Company or any Affiliates thereof; or (vi) a material violation of the Company’s and/or its Affiliates’ employment, operations, compliance or similar policies of which the Executive has been made aware; or (vii) any act or omission by the Executive the effect of which is to cause the Company or any of its Affiliates to be in material breach or violation of any material agreement of the Company or its Affiliates which the Company has designated in writing to the Executive as a material agreement under this clause; provided, however, that with respect to clauses (i), (vi) and (vii), provided that such breach, failure, violation, or act or omission is reasonably capable of prompt Cure, (a) the Company shall provide the Executive with a sufficiently detailed written notice describing such breach, failure, violation, or act or omission within 60 days of the date on which the Company knows or should have known that the events deemed to constitute “Cause” occurred, and (b) the Executive shall have at least 30 days to Cure such breach failure, violation, or act or omission (provided that, for the avoidance of doubt, if the Executive receives such notice and fails to timely Cure within such 30-day period, the Company shall not be required to provide any additional notice or notice period and the Company may terminate the Executive for Cause after the last day of such 30-day period).  For purposes of this Agreement, “Cure” means to 1) exercise a contractual right to remedy a breach, failure, violation, or act or omission; 2) exercise a statutory right to remedy a breach, failure, violation, or act or omission; or 3) take such unilateral action(s) as will avoid all material effects of a breach, failure, violation, or act or omission.  “Cure” does not mean the settlement of a dispute or other remedial action that requires the consent of another party.  On or before any termination for “Cause”, the Company shall provide the Executive with written notice describing any such breach, failure, violation or act or omission claimed to constitute “Cause”.

“Disability” means the Executive’ inability due to illness or other physical or mental impairment that prevents the Executive from substantially performing his duties under this Agreement, for a period of 90 consecutive days during any six-month period or for 180 days during any 12-month period, as determined in the good faith discretion of the Company.

It is understood that the Company’s 2014 Omnibus Equity Plan has (and related awards and grants thereunder and future equity plans, awards and grants may have) a different definition of “Cause” than set forth in this Section 3(c) and that the definition of Cause in such plans, awards and grants shall apply to such plans, awards and grants (including such awards and grants to the Executive).  For avoidance of doubt, any such different definition of Cause or any other different definition of Cause shall not apply to any termination of the Executive’s employment under this Agreement and only the definition of Cause in this Section 3(c) shall apply in connection with any termination of the Executive’s employment under this Agreement.

(d)         “Good Reason”. “Good Reason” means a material breach by the Company and/or its Affiliates of a material provision of this Agreement or the Vesting Agreements related to the Executive’s equity interests in Group LP; provided, however, that the Executive must provide the Company or the Affiliate as applicable, with a sufficiently detailed notice of the events deemed to constitute “Good Reason” within 60 days of when the Executive knew or should have known that the events deemed to constitute “Good Reason” occurred and allow the Company and the Affiliate 30 days to Cure (as defined in Section 3(c)) any of the events or occurrences described above, to the extent reasonably capable of prompt Cure, before the Executive may resign for Good Reason (the “Good Reason Notice”).  For the avoidance of doubt, if the Executive gives the Good Reason Notice and the Company or the Affiliate fails to timely Cure within such 30-day period, the Executive shall not be required to provide any additional notice or notice period, and the Executive may terminate his employment with the Company and/or its Affiliates for Good Reason after the last day of such 30-day period but within forty-five (45) days of the end of such 30-day Cure Period.

4.              Restrictive Covenants.

(a)         Non-Compete.  Except as the Company otherwise agrees, the Executive shall not during the Employment Period and, if the Executive terminates this Agreement other than for Good Reason while the Executive is a member of the Board of Directors of Moelis & Company or following his voluntarily resignation from the Board, for 90 days after such termination, directly or indirectly provide services to, engage in, have any equity interest in, or manage or operate any Competitive Enterprise (as defined below); provided, however, that the Executive shall be permitted to acquire a passive equity interest in such a Competitive Enterprise provided (i) the Executive notifies the Company of any such investment in accordance with the Company’s notification policies in effect from time to time and (ii) the interest acquired is not more than five percent (5%) of such Competitive Enterprise’s outstanding equity interests.

(b)         Non-Solicit.  During the Employment Period, except for the purpose of terminating or encouraging the resignation of underperforming or excess limited partners, employees, independent contractors, consultants, service providers or suppliers of the Company, and for a period of six months following immediately after the termination or expiration of the Employment Period (or if the Executive terminates this Agreement other than for Good Reason while the Executive is a member of the Board of Directors of Moelis & Company or following his voluntarily resignation from the Board, for a period of 12 months following immediately after the termination of the Employment Period), the Executive shall not, directly or indirectly, recruit or otherwise solicit, encourage or induce any limited partner, employee, independent contractor, consultant, service provider or supplier of the Company

(i) to terminate his, her or its employment or arrangement with the Company, or (ii) to otherwise change his, her or its relationship with the Company.

(c)          “Competitive Enterprise”.  “Competitive Enterprise” means any business enterprise that is engaged, or owns or controls a significant interest in any entity that is engaged, in either case, primarily or in any substantial manner in any place in the world in (x) investment banking or securities activities or financial services, including, without limitation, private equity, hedge fund or other asset or investment management businesses, or (y) any business activities in which the Company and/or its affiliates are engaged primarily or in any substantial manner; in each case excluding Moelis Asset Management LP and its affiliates..

(d)         Non-Disparagement.  Except pursuant to Section 5(c), the Executive agrees that, during the Employment Period and at all times thereafter, he will not disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.  The Company agrees to instruct the members of the Company’s most senior decision and policy making committee (currently, the Group LP Management Committee) that, during the Employment Period and at all times thereafter, not to disparage the Executive in any material respect.  Nothing in this Section 4(d) shall prevent any person from making truthful statements when required by law, regulation, subpoena, court order or similar legal requirement.

(e)          Vesting Agreements.  For avoidance of doubt, the provisions in the Vesting Agreements related to the Executive’s equity interests in Group LP providing for forfeiture of vested equity interests shall continue to apply.  Those provisions are copied in Attachment 1 hereto for convenience of reference.  The Executive agrees that Section 1(c)(i) of the Executive’s Vesting Agreement dated July 16, 2007 related to the Executive’s equity interests in Group LP shall not apply following the initial public offering of Moelis & Company.

5.              Nondisclosure of Proprietary Information.

(a)         Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 5(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets or intellectual property of, from or relating to the Company (including, without limitation, information, documents, techniques or other know-how or materials owned, developed or possessed by the Company, whether in tangible or intangible form, the terms of this Agreement, any information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, investment performance, “track record,” finances, principals, business partners, investors, clients, personnel, strategic planning, portfolio investments and/or companies, service providers, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects, and any and all information of any nature relating to the Company and its affiliates, including any vehicle(s) formed in connection therewith or as a successor thereto) (collectively, “Proprietary Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Proprietary Information does not include information that (i) becomes publicly available (other than by disclosure or other wrongful act by the Executive), (ii) is contained in a publicly available document, (iii) was known to the Executive before the Executive commenced employment with the Company, or (iv) is required to be disclosed by law.  The Executive acknowledges that it is reasonable and necessary for the Company to take these reasonable steps to maintain the confidentiality of its Proprietary Information.

(b)         Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, computer disk drives, flash drives, disks, or any other materials concerning the Proprietary Information in his possession.

(c)          The Executive may respond to a lawful and valid subpoena or other legal process but shall: (i) give the Company the earliest possible notice thereof, (ii) as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and (iii) assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)         Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

6.              Inventions and Other Works.

During the Employment Period, the Executive may either alone or with others, author, create, conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, or assist in the authoring, creation, conception, development or reduction to practice of documents, materials, designs, drawings, processes, Proprietary Information and other works which relate to the Business or are otherwise capable of being used by the Company or any such affiliates (“Works”).  The Executive agrees that any and all Works and the related intellectual property and other rights in those Works including, without limitation, inventions, patents, copyrights, mask works, design rights, database rights, trademarks, service marks, internet rights/domain names, trade secrets and know-how (whether registered or unregistered and including any applications or rights to apply) subsisting anywhere in the world in any and all media now existing or hereafter created (collectively, “Works IP Rights”) will belong solely to and be the absolute property of the Company. The Executive agrees that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  The Executive hereby assigns with full title guarantee to the Company by way of present assignment all Works IP Rights, all Intellectual Property Rights in the Works.  The Executive hereby irrevocably and unconditionally waives any moral rights which he may have in any Works. The Executive shall immediately disclose to the Company all Works and all Works IP Rights, and shall immediately on request by the Company (whether during or after the termination of his Employment Period) and at the expense of the Company execute all instruments and do all things necessary for vesting in the Company (or such other person as the Company may designate) all right, title and interest to and in the Works and Works IP Rights and as otherwise necessary for giving to the Company the full benefit of this clause.  The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.  Group LP shall have the rights of the Company in this Section.

7.              Injunctive Relief.

The Executive understands that that a breach of the covenants contained in Sections 4 and 5 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 4 and 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief, without having to post a bond or other surety.  The Executive agrees not to raise as a defense or objection to the request or granting of such relief that the Executive could compensate the Company for a breach of this Agreement by an award of money damages, and the Executive waives any requirements for the securing or posting of any bond in connection with such remedy.

8.              Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  The Executive may not assign, delegate or transfer any of the Executive’s rights or obligations, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and the applicable benefit plans, programs and arrangements described under Section 2(d), to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

9.              Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the state of Delaware, without reference to the principles of conflicts of law or choice of law of the state of Delaware, or any other jurisdiction, and where applicable, the laws of the United States.

10.       Notices.

Any notice, request, claim, demand, document or other communication hereunder to either party shall be effective upon receipt (or refusal of receipt) and shall be in writing and (a) delivered personally to the person or to an officer of the person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by email, with electronic, written or oral confirmation of receipt, in accordance with the following sentence.  Such communication, in the case of the Company, shall be mailed to its principal office, and in the case of the Executive: (i) if the Executive is then employed by the Company, shall be emailed to the Executive at the Executive’s “@moelis.com” email address, and (ii) if the Executive is no longer employed by the Company, shall be mailed to the Executive’s most recent home address or emailed to the Executive’s most recently disclosed personal email address, in either case as the Executive has provided the Company in writing.

11.       Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile, email or in PDF format shall be deemed effective for all purposes.

12.       Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including the Executive’s previous Employment Agreement with Moelis & Company Holdings LLC dated as of July 16, 2007.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13.       Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment.

14.       Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.

15.       Arbitration.

(a)         Except as expressly provided in clauses (b) or (c) below, if any claim, controversy or dispute arises in connection with this Agreement and Executive’s employment by the Company, the Company and the Executive agree to final and binding arbitration administered by JAMS or any successor organization or body thereto pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, with the exception that the Executive and the Company agree that no depositions will be taken, except if ordered by the arbitrator due to extraordinary circumstances.  The arbitration hearing will take place at the JAMS hearing site located nearest to the Company’s office at which the Executive is providing services or was providing services as of the date his employment or other relationship terminated.  Any such arbitration shall be before one arbitrator, who shall be a former judge, selected in accordance with the rules described above.

This agreement to arbitrate disputes includes, but is not limited to, any claims of discrimination and/or harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, claims for breach of contract or the implied covenant of good faith and fair dealing, tortious conduct (whether intentional or negligent), including claims of misappropriation, fraud, conversion, interference with economic advantage or contract, breach of fiduciary duty, misrepresentation, or any other federal, state or local law relating to discrimination in employment, any claims relating to wage and hour claims and any other statutory or common law claims.  In the course of any arbitration, the employee and the

Company agree:  (1) to request that a written award be issued by the arbitrator(s); (2) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding; and (3) that the Executive will not be required to pay any fees in the arbitration that are greater than the fees the Executive would be required to pay in a court proceeding.  Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

(b)         The Executive and the Company knowingly and voluntarily agree to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that the Executive and the Company agree that each has the right to seek injunctive or other equitable relief from a court with respect to the enforcement of any obligations the Executive may have regarding any notice period the Company is entitled to, trade secrets, confidential information, non-solicitation of employees, consultants or independent contractors, non-solicitation of clients or customers, non-competition, inventions, work product or other intellectual property and non-disparagement (whether such obligations arise pursuant to this Agreement, any employee handbook, any confidentiality and/or restrictive covenant agreement, the common law or otherwise).

(c)          Any claims filed by the parties in arbitration must be brought in the parties’ individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.  In the event that the preceding sentence is ruled to be unenforceable, any such purported class, collective or representative proceeding must be heard in court and not in arbitration.

(d)         Each provision of this arbitration agreement is intended to be severable, and the invalidity or unenforceability of any portion or provision of this agreement shall not affect the validity, enforceability or legality of the remainder hereof.  In the event any provision of this arbitration policy is determined by any court of competent jurisdiction or arbitrator(s) to be illegal, invalid or unenforceable as written, such provision shall be interpreted so as to be legal, valid and enforceable to the fullest extent possible under applicable law.  In the event any provision of this arbitration policy is determined by a court of competent jurisdiction or arbitrator(s) to be void, the remaining provisions of this arbitration policy shall nevertheless be binding upon the parties with the same effect as though the void provision thereof had been severed and deleted.

16.       Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.       Executive Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.  The Executive further acknowledges that, immediately prior to entering into this Agreement, the Executive is not bound by any noncompetition, nondisclosure, confidentiality, employment or other agreements (collectively, “Other Agreements”) which would prevent or restrict the performance of the Executive’s duties hereunder, that by entering into this Agreement the Executive will not be in breach of any Other Agreements or cause the Company to incur any liability with respect to any Other Agreements, and that the Executive shall indemnify and hold harmless the Company with respect to any liability arising from the breach of any Other Agreements.  The Executive further acknowledges that the Executive will be bound by the terms and conditions contained in the Company’s employee handbook, as it may be amended from time to time and will, upon request of the General Partner, sign a copy thereof from time to time.

18.       Section 409A.

It is the intent of the parties that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”) (except to the extent exempt as short term deferrals or otherwise) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company or its affiliates during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A and, except to the extent provided in this Section 19, makes no undertaking to preclude Section 409A from applying to any such payment.  The Executive shall be solely responsible for the payment of any taxes and penalties incurred under 409A or any other provision of the Code.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

Moelis & Company

By:
Name: Elizabeth Crain
Title: Chief Operating Officer

Moelis & Company Group LP

By:
Name: Elizabeth Crain
Title: Chief Operating Officer

EXECUTIVE

Jeffrey Raich

Moelis & Company Partner Holdings LP agrees to nominate the Executive and to vote and take all other actions to elect the Executive to the Board of Directors of Moelis & Company and agrees not to allow the removal (other than for Cause as defined in Section 3(c) above) of the Executive from the Board of Directors of Moelis & Company at least until the 2015 annual meeting for the election of Directors.

Moelis & Company Partner Holdings LP
By its General Partner Moelis & Company Holdings GP LLC

By:
Name:
Title:

Attachment 1

Vested Equity Forfeiture Provision

(Copied from Vesting Agreement)

Vested Equity Forfeiture Provision

(E)                                Unless otherwise determined by the Managing Member (in its sole discretion), upon the voluntary termination of the Executive’s employment or other engagement (as a consultant or otherwise) in the business of the Company and/or its Affiliates other than for Good Reason, the Executive’s Vested Percentage shall be reduced to 0%, regardless of when such termination occurs, if, within 12 months following the receipt by the Company of the Executive’s written notice of termination pursuant to Section 1(c) of the Employment Agreement or other comparable notice in the case of termination of other engagement (with the date of such receipt (and/or any other receipt by the Company of written notice of intent to terminate the Executive’s employment with the Company in accordance with the Employment Agreement) and/or the date of the occurrence of any Adjustment Event referred to herein as the “Trigger Date”), the Executive provides any services for or in connection with any Competitive Enterprise, including, without limitation, engaging directly or indirectly, or managing or supervising personnel engaged in, any activity: (A) that is similar or substantially related to any activity in which the Executive engaged, in whole or in part, at the Company and/or its Affiliates; (B) for which the Executive had direct or indirect managerial or supervisory responsibility at the Company or any Affiliate(s) thereof; or (C) that calls for the application of the same or similar specialized knowledge or skills as those acquired or exercised by the Executive in his activities with the Company and/or its Affiliates.

Related Definitions

(c)                                  “Competitive Enterprise” means any business enterprise that, or owns or controls a significant interest in any entity that, in either case, is engaged primarily or in any substantial manner in any place in the world in investment banking activities, private equity investing, merchant banking, or any other business activities in which the Company and/or its Affiliates are engaged primarily or in any substantial manner.